Exhibit 23.2

DAVID A. GEHN SCOTT H. GOLDSTEIN MARTIN H. KAPLAN MARLEN KRUZHKOV** LAWRENCE G. NUSBAUM MARTIN P. RUSSO ** MEMBER NY AND NJ BAR

GUSRAE KAPLAN NUSBAUM PLLC

ATTORNEYS AT LAW

120 WALL STREET-25TH FLOOR

NEW YORK, NEW YORK 10005

TEL (212)269-1400

FAX (212)809-5449

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81 MAIN STREET-SUITE 215

WHITE PLAINS, NEW YORK 10601

(914)644-8323

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www.gusraekaplan.com

OF COUNSEL ROBERT L. BLESSEY

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

November 17, 2014

Ladies and Gentlemen,

The undersigned hereby consents to the reference to our firm in the form and context in which it appears in the Registration Statement on Form S-1 of Sino-Global Shipping America, Ltd. (File No. 333-199160) and all amendments thereto and the related prospectus that is a part thereof (the “Registration Statement”), including, but not limited to, under the heading “Legal Matters” in the Registration Statement.

Gusrae Kaplan Nusbaum PLLC

By:	/s/ Gusrae Kaplan Nusbaum PLLC